Exhibit 99.1

For Immediate Release

Editorial Contacts:

Joe Greenhalgh, Vice President, Investor Relations – USA (510) 713-4430

Ben Starkie, Public Relations Manager – Europe +41-(0) 21-863-5195

Nancy Morrison, Vice President, Corporate Communications – USA (510) 713-4948

Logitech Delivers Tenth Consecutive Record Year with

Strongest Q4 Ever

Q4 Revenue Up 17%, Operating Income Up 20%

Company Confirms Targets for FY 2009

FREMONT, Calif., April 21, 2008 and ROMANEL-SUR-MORGES, Switzerland, April 22, 2008 — Logitech International (SWX: LOGN) (Nasdaq: LOGI) today announced record Q4 sales and profits, delivering its tenth consecutive year of double-digit revenue growth and reaching its full year revenue and profitability goals.

For the fourth quarter of Fiscal Year 2008, ended March 31, 2008, sales were $601 million, up 17 percent from $513 million in the same quarter last year. Operating income was $66.1 million, up 20 percent from $55.3 million for the same quarter a year ago. Net income was $60.3 million ($0.32 per share), up from $56.2 million ($0.29 per share) in the prior year. Gross margin was 35.6 percent, compared to 34.5 percent in Q4 of FY 2007.

Logitech’s retail sales for Q4 grew by 15 percent year over year, increasing by 13 percent in EMEA, 8 percent in the Americas, and 58 percent in Asia Pacific. Across Logitech sales regions, retail growth was fueled by strong sales of cordless mice (up 58 percent) and speakers (up 24 percent). Retail video sales grew by 9 percent. OEM sales grew by 34 percent, driven primarily by strong demand for microphones for console gaming.

For the full fiscal year, sales were $2.4 billion, up 15 percent from $2.1 billion in FY 2007. Operating income was $287 million, up 24 percent from $231 million a year ago. Net income was $231 million ($1.23 per share) compared to $230 million ($1.20 per share) in the prior year. Gross margin for the fiscal year was 35.8 percent, compared to 34.3 percent in FY 2007.

“We are very pleased with our Q4 performance, including our return to growth in the video category,” said Gerald P. Quindlen, Logitech president and chief executive officer. “Our revenue growth of 17 percent underscores the strength of our product portfolio and our geographic diversity, both key factors in our ability to deliver consistent growth over the last decade. The strong momentum we carry into the new fiscal year, combined with a solid balance sheet, position us to continue delivering double-digit growth in sales and profitability.”

Outlook

For Fiscal Year 2009, ending March 31, 2009, the Company confirmed its financial targets of 15 percent growth in both sales and operating income. FY 2009 gross margin is expected to be above the high end of the Company’s long-term target range of 32-34 percent. The Company’s tax rate for the year is expected to be approximately 12 percent.

Earnings Teleconference

Logitech will hold an earnings teleconference on April 22, 2008 at 13:30 Central European Summer Time/7:30 a.m. Eastern Daylight Time/4:30 a.m. Pacific Daylight Time to discuss these results as well as the Company’s outlook. A live webcast and replay of the teleconference, including presentation slides, will be available on the Logitech corporate Web site at http://ir.logitech.com. Please visit the Web site at least 10 minutes early to register for the teleconference webcast.

Investor Meeting

Logitech will hold an investor meeting in New York on May 22, 2008 at 8:30 a.m. Eastern Daylight Time/16:30 Central European Summer Time. A live video webcast and replay of the meeting will be available on the Logitech corporate Web site at http://ir.logitech.com.

About Logitech

Logitech is a world leader in personal peripherals, driving innovation in PC navigation, Internet communications, digital music, home-entertainment control, gaming and wireless devices. Founded in 1981, Logitech International is a Swiss public company traded on the SWX Swiss Exchange (LOGN) and on the Nasdaq Global Select Market (LOGI).

# # #

This press release contains forward-looking statements, including the statements regarding expected sales and operating income growth, gross margin and effective tax rate for Fiscal Year 2009. The forward-looking statements in this release involve risks and uncertainties that could cause Logitech’s actual performance and results to differ materially from that anticipated in these forward-looking statements. Factors that could cause actual results to differ materially include if we fail to successfully innovate in our current and emerging product categories and identify new feature or product opportunities; consumer demand for our products and our ability to accurately forecast it; the effect of pricing, product, marketing and other initiatives by our competitors, and our reaction to them, on our sales, gross margins and profitability; our ability to continue to implement our plan to control operating expenses while growing sales; the sales mix among our lower- and higher-margin products and our geographic sales mix; as well as those additional factors set forth in our periodic filings with the Securities and Exchange Commission, including our annual report on Form 20-F for the fiscal year ended March 31, 2007 and our quarterly reports on Form 6-K available at www.sec.gov. Logitech does not undertake to update any forward-looking statements.

Logitech, the Logitech logo, and other Logitech marks are registered in the United States and other countries. All other trademarks are the property of their respective owners. For more information about Logitech and its products, visit the company’s Web site at www.logitech.com.

(LOGI – IR)

LOGITECH INTERNATIONAL S.A.

(In thousands, except per share amounts) - Unaudited

CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended March 31,
	2008	2007
Net sales	$601,234	$512,734
Cost of goods sold	387,290	335,743

Gross profit	213,944	176,991

% of net sales	35.6%	34.5%
Operating expenses:
Marketing and selling	84,689	66,475
Research and development	33,462	28,432
General and administrative	29,654	26,786

Total operating expenses	147,805	121,693

Operating income	66,139	55,298
Interest income, net	3,744	3,212
Other income, net	(1,852)	3,531

Income before income taxes	68,031	62,041
Provision for income taxes	7,693	5,848

Net income	$60,338	$56,193

Shares used to compute net income per share:
Basic	180,636	182,738
Diluted	186,299	191,091
Net income per share:
Basic	$0.33	$0.31
Diluted	$0.32	$0.29

Other income, net for the quarter ended March 31, 2008 includes an impairment loss of $6.9 million related to the decline in the fair value of short-term investments.

LOGITECH INTERNATIONAL S.A.

(In thousands, except per share amounts) - Unaudited

CONSOLIDATED STATEMENTS OF INCOME

	Twelve Months Ended March 31,
	2008	2007
Net sales	$2,370,496	$2,066,569
Cost of goods sold	1,521,378	1,357,044

Gross profit	849,118	709,525

% of net sales	35.8%	34.3%
Operating expenses:
Marketing and selling	324,451	272,264
Research and development	124,544	108,256
General and administrative	113,443	98,143

Total operating expenses	562,438	478,663

Operating income	286,680	230,862
Interest income, net	15,508	8,733
Other income (expense), net	(39,374)	15,962

Income before income taxes	262,814	255,557
Provision for income taxes	31,788	25,709

Net income	$231,026	$229,848

Shares used to compute net income per share:
Basic	181,362	182,635
Diluted	187,942	190,991
Net income per share:
Basic	$1.27	$1.26
Diluted	$1.23	$1.20

Other income (expense), net for the twelve months ended March 31, 2008 includes an impairment loss of $79.8 million related to the decline in fair value of short-term investments, and a net realized gain of $27.8 million on the sales of short-term investments.

LOGITECH INTERNATIONAL S.A.

(In thousands) - Unaudited

CONSOLIDATED BALANCE SHEETS

	March 31, 2008	March 31, 2007
Current assets
Cash and cash equivalents	$482,352	$196,197
Short term investments	3,940	214,625
Accounts receivable	373,619	310,377
Inventories	245,737	217,964
Other current assets	60,668	68,257

Total current assets	1,166,316	1,007,420
Property, plant and equipment	104,461	87,054
Intangible assets
Goodwill	194,383	179,991
Other intangible assets	21,730	18,920
Other assets	40,042	34,078

Total assets	$1,526,932	$1,327,463

Current liabilities
Short-term debt	$—	$11,856
Accounts payable	287,001	218,129
Accrued liabilities	168,403	235,080

Total current liabilities	455,404	465,065
Other liabilities	111,484	17,874

Total liabilities	566,888	482,939
Shareholders’ equity	960,044	844,524

Total liabilities and shareholders’ equity	$1,526,932	$1,327,463

LOGITECH INTERNATIONAL S.A.

(In thousands) - Unaudited

SUPPLEMENTAL FINANCIAL INFORMATION

Reconciliation of GAAP to non-GAAP Financial Measures	Quarter Ended March 31 2008	Twelve Months Ended March 31 2008
GAAP net income	$60,338	$231,026
Adjustments:
Impairment loss on short-term investments	6,900	79,823
Realized gain on sale of short-term investments	—	(33,712)
Realized loss on sale of short-term investments	—	5,951

	6,900	52,062

Non-GAAP net income	$67,238	$283,088

GAAP net income per share:
Basic	$0.33	$1.27
Diluted	$0.32	$1.23
Impairment loss on short-term investments, net of realized gain per share
Basic	$0.04	$0.29
Diluted	$0.04	$0.28
Non-GAAP net income per share:
Basic	$0.37	$1.56
Diluted	$0.36	$1.51

We sometimes use information derived from consolidated financial information but not presented in our financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). Certain of these data are considered “non-GAAP financial measures” under the U.S.Securities and Exchange Commission rules. The adjustments between the GAAP and non-GAAP financial measures presented above consist of the impact on Other Income (Expense) of the impairment loss related to other-than-temporary declines in fair value of short-term investments during the three and twelve months ended March 31, 2008, and the realized gain/loss on sales of short-term investments during the twelve months ended March 31, 2008. Our management uses these non-GAAP measures in its financial and operational decision-making. Our management believes these non-GAAP measures, when considered in conjunction with the corresponding GAAP measures, facilitate better comparison by our investors of our current period results with corresponding prior periods.

LOGITECH INTERNATIONAL S.A.

(In thousands) - Unaudited

SUPPLEMENTAL FINANCIAL INFORMATION

	Quarter Ended March 31		Twelve Months Ended March 31
	2008	2007	2008	2007
Depreciation	$10,801	$8,944	$43,831	$35,239
Amortization of other acquisition-related intangibles	1,736	1,591	5,391	4,876
Operating income	66,139	55,298	286,680	230,862
Operating income before depreciation and amortization	78,676	65,833	335,902	270,977
Capital expenditures	16,611	10,605	57,900	47,246
Net sales by channel:
Retail	$527,001	$457,205	$2,067,288	$1,844,395
OEM	74,233	55,529	303,208	222,174

Total net sales	$601,234	$512,734	$2,370,496	$2,066,569

Net sales by product family:
Retail - Pointing Devices	$167,838	$121,632	$622,074	$508,449
Retail - Keyboards & Desktops	117,255	110,411	458,434	372,266
Retail - Audio	113,785	98,553	478,455	408,314
Retail - Video	59,981	54,980	238,728	314,514
Retail - Gaming	32,865	40,176	146,016	149,113
Retail - Remotes	35,277	31,453	123,581	91,739
OEM	74,233	55,529	303,208	222,174

Total net sales	$601,234	$512,734	$2,370,496	$2,066,569

Stock-based Compensation Expense for Employee Stock Options and Employee Stock Purchases	Quarter Ended March 31		Twelve Months Ended March 31
	2008	2007	2008	2007
Cost of goods sold	$704	$—	$2,706	$2,077
Marketing and selling	1,908	1,772	7,696	7,167
Research and development	1,051	824	3,505	3,151
General and administration	2,118	1,874	7,132	7,069
Income tax benefit	(1,546)	(2,215)	(4,773)	(4,526)

Total stock-based compensation expense after income taxes	$4,235	$2,255	$16,266	$14,938

Stock-based compensation expense for employee stock options and employee stock purchases, net of tax, per share (diluted)	$0.02	$0.01	$0.09	$0.07